Exhibit 10.44

Arena Pharmaceuticals, Inc.

Summary of Housing Allowance for Vincent E. Aurentz

On January 19, 2018, the Compensation Committee of the Board of Directors of Arena Pharmaceuticals, Inc. (“Arena”) approved a housing allowance for Vincent Aurentz, Arena’s Executive Vice President and Chief Business Officer, from February 2018 through February 2019 in the amount of $7,000.00 per month. The Compensation Committee also approved the reimbursement, on an after-tax basis, of Mr. Aurentz’s airfare between North Carolina and San Diego during this same time period.